Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-198323) on Form S-3 and (No. 333-197570; No. 333-200676; and No. 333-213647) on Form S-8 of our reports dated February 28, 2017, relating to the financial statements and financial statement schedule of LendingClub Corporation, and the effectiveness of LendingClub Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of LendingClub Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
San Francisco, California
February 28, 2017